Exhibit 99.1

Excel Trust Adds $110M Asset to Portfolio

SAN DIEGO, Jul 12, 2011 (BUSINESS WIRE) —

Excel Trust, Inc. (NYSE:EXL), a retail focused real estate investment trust (REIT), completed the acquisition of The Promenade, a 729,921 square foot retail shopping center (of which 433,533 is owned) located in Scottsdale, Arizona for approximately $110 million. Major tenants include Nordstrom Rack, Trader Joe’s, OfficeMax, PetSmart, Old Navy, Michael’s, Stein Mart, Cost Plus World Market and Pier One Imports, as well as Lowe’s (non-owned) and The Great Indoors (non-owned). The property is approximately 97% leased. Excel Trust assumed the existing mortgage of approximately $52.2 million which bears interest at 4.8% and matures in 2015. In a three and five mile radius, household incomes are estimated to be $116,607 and $114,260, respectively (Source: Demographics Now, 2010).

Gary Sabin, chairman and CEO commented, “The Promenade is an irreplaceable property with a strong tenant mix and track record of success. One of the primary reasons we moved forward with our recent equity offering was to capitalize on this attractive off-market opportunity.”

About Excel Trust

Excel Trust, Inc. is a retail focused REIT that targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company intends to elect to be treated as a REIT for U.S. federal income tax purposes. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, please visit www.exceltrust.com.

Forward Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions related to the Company’s expectations regarding the performance of its business, its liquidity and capital resources and other non-historical statements. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. For a list and description of risks and uncertainties that could cause actual results to differ materially from expectations, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Excel Trust, Inc.

Excel Trust, Inc.

Matt Romney, SVP, Capital Markets

858-613-1800

info@exceltrust.com